EXHIBIT 21.01
SOUTHWEST GAS HOLDINGS, INC.
LIST OF SUBSIDIARIES OF THE REGISTRANT
AT DECEMBER 31, 2018

SUBSIDIARY NAME	STATE OF INCORPORATION OR ORGANIZATION TYPE
Carson Water Company	Nevada
Centuri Construction Group, Inc.	Nevada
Vistus Construction Group, Inc.	Nevada
NPL Construction Co.	Nevada
Meritus Group, Inc.	Nevada
New England Utility Constructors, Inc.	Massachusetts
Canyon Pipeline Construction Inc.	Nevada
Linetec Services, LLC	Delaware
Lynxus Construction Group Inc.	Ontario, Canada
NPL Canada Ltd.	Ontario, Canada
W.S. Nicholls Construction Inc.	Ontario, Canada
Paiute Pipeline Company	Nevada
Southwest Gas Transmission Company	Limited partnership between Southwest Gas Corporation and Utility Financial Corp.
Utility Financial Corp.	Nevada
The Southwest Companies	Nevada
Southwest Gas Holdings, Inc.	California
Southwest Gas Utility Group, Inc.	California